Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Theravance, Inc. (collectively referred to throughout this Agreement as “Employer”), and Archie Campbell, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment:  Employee’s last day of employment with Employer is December 5, 2008 (“Separation Date”).  Employee will be paid at his present rate of base pay through his last day of employment.  On Employee’s Separation Date, he will also receive any accrued but unused vacation pay.

Prior to his last day of employment, Employee must return to Employer all documents (paper and electronic, including all copies of the same) and all other property in Employee’s possession or custody in any way relating to the business of the Employer.  Such property includes, but is not limited to, any computer or other electronic equipment that has been provided to Employee by Employer.  An Employee’s failure to return company property shall forfeit the Employee’s eligibility to receive severance per the terms of this Agreement and General Release.

2. Basic Severance Payment:  If Employee does not enter into this Agreement, Employer will pay Employee the equivalent of two (2) weeks of Employee’s last base pay, which equals the gross amount of $14,124.42 and will be subject to all applicable withholding taxes (the “Basic Severance Payment”).  The Basic Severance Payment will automatically be paid on the Separation Date and does not constitute consideration for the signing of this Agreement and General Release.

3. Consideration:  In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer agrees:

A.     Enhanced Severance Payment:  Following the Separation Date, Theravance will pay Employee a lump sum equivalent to 28 weeks of Employee’s last base pay, which equals the gross amount of $197,741.88, and will be subject to all applicable withholding taxes (the “Enhanced Severance Payment”). Theravance will not accept a signed Agreement and General Release prior to the Separation Date.  After Theravance receives Employee’s signed Agreement and General Release, the Enhanced Severance Payment will be sent to Employee on January 30, 2009, provided Employee has not revoked his acceptance pursuant to Paragraph 9 of this Agreement. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each of the Basic Severance Payment and the Enhanced Severance Payment is hereby designated as a separate payment.  If this Agreement and General Release has not been signed and become effective by January 30, 2009, then the offer of Enhanced Severance contained herein is withdrawn.

B.     COBRA:  if Employee elects to continue medical, dental and/ or vision coverage under the Theravance Plan in accordance with the continuation requirements of COBRA, the Employer shall pay for the cost of said coverage beginning on the first day of the month following the Employee’s last day of employment and ending on the earliest of

(a) December 31, 2009, (b) the expiration of Employee’s continuation coverage under COBRA or (c) the date Employee becomes eligible for health insurance in connection with new employment.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at his own expense.

4. No Consideration Absent Execution of this Agreement:  Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraph “3” above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.

5. General Release of Claims:  Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, which the Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The California Fair Employment and Housing Act, as amended;

•	The California Labor Code;

•	California Equal Pay Law, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any claim based on violation of public policy, breach of contract, tort, or any other common law claim; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6.  Employee hereby waives the provisions of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.  Employee understands and agrees that this Agreement and General Release extends to all claims, of every nature and kind whatsoever, known or unknown, suspected or unsuspected, enumerated in this Agreement or otherwise. Employee understands and agrees that he may hereafter discover facts different from or in addition to those he now knows or believes to be true in respect to the claims, demands, damages, liabilities, actions or causes of action herein released, and he agrees that this release shall be and remain in effect in all respects as complete and general releases as to the matters to be released, notwithstanding any such different and additional facts.

8. Affirmations:  Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form.  Employee further affirms that he has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, the California Family Rights Act, or any other leave of absence provided for under California or federal law.

9. Applicable Data and Revocation:  Attached as Exhibit “A” is a list of the job titles and ages of employees that the Employer is required to provide to the Employee pursuant to the Older Workers Benefit Protection Act (“OWBPA”).  Employees are entitled to forty five (45) days from the date of receipt of the list to consider this Agreement.  Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to Dennis Driver and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Dennis Driver or his designee, or mailed to Dennis Driver at 901 Gateway Boulevard, South San Francisco, CA 94080 and postmarked within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

10. Confidentiality:  Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release. Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard as to who brought any said complaint or charge.

11. Governing Law and Interpretation:  This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of California.  In the event the Employee breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

12. Nonadmission of Wrongdoing:  The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

13. Amendment:  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement and General Release.

14. Entire Agreement:  This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the attached copy of the Employees signed Confidentiality Agreement.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS AT LEAST FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN

ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Arthur L. Campbell	By: Dennis Driver
Title: Vice President, Human Resources
Date:	Date: